Exhibit 4.4

NEITHER THIS WARRANT NOR THE SHARES OF CAPITAL STOCK ISSUED UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, SUBJECT TO THE PROVISIONS OF SECTION 11 BELOW, AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THIS WARRANT.

WARRANT AGREEMENT

To Purchase Shares of the Preferred Stock of

TRANSMEDICS, INC.

Dated as of August 4, 2016 (the “Effective Date”)

WHEREAS, TransMedics, Inc., a Delaware corporation (the “Company”), has entered into a Loan and Security Agreement dated September 11,2015 (as amended from time to time, the “Loan Agreement”) with Hercules Capital, Inc., a Maryland corporation f/k/a Hercules Technology Growth Capital, Inc. (the “Warrantholder”):

WHEREAS, the Company desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in a certain amendment of even date herewith to the Loan Agreement, the right to purchase shares of its Preferred Stock (as defined below) pursuant to this Warrant Agreement (the “Warrant” or the “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE PREFERRED STOCK.

(a)      For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to such number of fully paid and non-assessable shares of the Preferred Stock (as defined below) as determined pursuant to Section 1(b) below, at a purchase price per share equal to the Exercise Price (as defined below). The number and Exercise Price of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Charter” means the Company’s Certificate of Incorporation as amended and/or restated and in effect from time to time.

“Common Stock” means the Company’s common stock, $0.0001 par value per share.

“Exercise Price” means the purchase price per share of Preferred Stock hereunder, and shall be the Series F Price; provided, that upon consummation of the Next Equity Round, if any, if the Next Equity Round Price shall be lower than the Series F Price in effect as of immediately prior to such consummation, then the “Exercise Price” shall mean the Next Equity Round Price, subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

“Initial Public Offering” means the initial underwritten public offering of the Company’s Common Stock pursuant to a registration statement under the Act, which registration statement has been declared effective by the Securities and Exchange Commission (“SEC”);

“Merger Event” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company, (ii) the merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

“Next Equity Round” means the first sale and issuance by the Company after the Effective Date hereof, in a single transaction or series of related transactions, of shares of its convertible preferred stock or other senior equity securities to one or more investors for cash for financing purposes resulting in gross cash proceeds to the Company of at least $10,000,000.

“Next Equity Round Price” means the lowest effective price per share paid by investors for shares of the Next Equity Round Series in the Next Equity Round.

“Next Equity Round Series” means the class and series of convertible preferred stock or other senior equity security sold and issued by the Company in the Next Equity Round.

“Preferred Stock” means the Series F Preferred Stock, $0.0001 par value per share, of the Company and any other stock into or for which such Series F Preferred Stock may be converted or exchanged; provided, that upon the consummation of the Next Equity Round, if any, if the Next Equity Round Price shall be lower than the Series F Price in effect as of immediately prior to such consummation, then “Preferred Stock” shall mean the Next Equity Round Series and any other stock into or for which such Next Equity Round Series may be converted or exchanged; provided, further, that subject to Section 8(f) below, upon the conversion into Common Stock of all (but not less than all) of the outstanding shares of such Preferred Stock (including, without limitation, in connection with the Initial Public Offering), (i) this Warrant shall be exercisable for such number of shares of Common Stock as is equal to the number of shares of Common Stock that each share of Preferred Stock was converted into, multiplied by the number of shares of Preferred Stock subject to this Warrant immediately prior to such conversion (subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant), (ii) the Purchase Price shall be the Purchase Price in effect immediately prior to such conversion divided by the number of shares of Common Stock into which each share of Preferred Stock was converted (subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant), and (iii) all references to this Warrant to “Preferred Stock” shall thereafter be deemed to refer to “Common Stock.”

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Preferred Stock requested to be exercised under this Warrant pursuant to such exercise.

“Rights Agreement” means that certain Eighth Amended and Restated Investor Rights Agreement dated as of June 14, 2013 by and among the Company and certain holders of the Company’s capital stock, as amended on May 29,2015 and as it may be further amended or restated from time to time.

“Series F Price” means $4.99, as may be adjusted from time to time in accordance with the provisions of this Warrant.

(b)      Number of Shares. This Warrant shall be exercisable for such number of shares of Preferred Stock as shall equal (i) $170,000, divided by (ii) the Exercise Price in effect from time to time, subject to adjustment from time to time in accordance with the provisions of this Warrant.

SECTION	2. TERM OF THE WARRANT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Preferred Stock as granted herein shall commence on the Effective Date and shall be exercisable for a period ending upon the later to occur of (i) the seventh (7th) anniversary of the Effective Date, and (ii) if the Initial Public Offering shall be consummated on or before the seventh (7th) anniversary of the Effective Date, the date that is five (5) years following the effective date of the Company’s registration statement in connection with the Initial Public Offering.

SECTION	3. EXERCISE OF THE PURCHASE RIGHTS.

(a)      Exercise. The purchase rights set forth in this Warrant are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”) duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than ten (10) days (three (3) days, if the Company’s securities are then publicly traded) thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Preferred Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Preferred Stock to be exercised under this Warrant and, if applicable, a new warrant of like tenor representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue Preferred Stock in accordance with the following formula:

X = Y(A-B) A

Where:	X =	the number of shares of Preferred Stock to be issued to the Warrantholder.

	Y =	the number of shares of Preferred Stock requested to be exercised under this Warrant (including the number of shares to be cancelled in payment of the Purchase Price).

	A =	the fair market value of one (1) share of Preferred Stock at the time of issuance of such shares of Preferred Stock.

	B =	the Exercise Price.

For purposes of the above calculation, the fair market value of Preferred Stock shall mean with respect to each share of Preferred Stock:

(i)      if the exercise is in connection with an Initial Public Offering, and if the Company’s Registration Statement relating to such Initial Public Offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;

(ii)      if the exercise is after, and not in connection with an Initial Public Offering, and:

(A)      if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a five (5) day period ending three days before the day the then-current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise; or

(B)      if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three days before the day the then-current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;

(iii)      if at any time the Common Stock is not listed on any securities exchange or quoted in the over-the-counter market, the fair market value of Preferred Stock shall be the product of (x) the fair market value of Common Stock, as determined in good faith by its Board of Directors and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise, provided that in the event that the exercise is in connection with a Merger Event, the fair market value of Preferred Stock shall be deemed to be the per share value received by the holders of the Company’s Preferred Stock on a common equivalent basis pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue a new warrant representing the remaining number of shares purchasable hereunder. All other terms and conditions of such new Warrant shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b)      Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all Preferred Stock subject hereto, and if the fair market value of one share of the Preferred Stock is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Preferred Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Preferred Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION	4. RESERVATION OF SHARES.

During the term of this Warrant, the Company will at all times have authorized and reserved a sufficient number of shares of its Preferred Stock to provide for the exercise of the rights to purchase Preferred Stock as provided for herein, and shall have authorized and reserved a sufficient number of shares of its Common Stock to provide for the conversion of the Preferred Stock issuable hereunder.

SECTION	5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

SECTION	6. NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.

This Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder/stockholder of the Company prior to the exercise of this Warrant.

SECTION	7. WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Warrant. Warrantholder’s initial address, for purposes of such registry, is set forth in Section 12(f) below. Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION	8. ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Preferred Stock purchasable hereunder are subject to adjustment, as follows:

(a)      Merger Event. If at any time there shall be Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of preferred stock or other securities or property (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if Warrantholder had exercised this Agreement immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price and the number and nature of the security issuable on exercise hereof, and adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Agreement in relation to any Reference Property thereafter acquirable upon exercise of such purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement; provided, that the foregoing assumption requirement shall not apply if the consideration to be paid for or in respect of the outstanding shares of Preferred Stock in such Merger Event consists solely of cash and/or readily marketable securities. In connection with a Merger Event and upon Warrantholder’s written election to the Company, delivered not later than the later to occur of (i) five (5) days prior to the anticipated closing date thereof set forth in the Company’s written notice to the Warrantholder of such Merger Event pursuant to Section 8(g) below, or (ii) ten (10) days after the Warrantholder’s actual receipt of such Company notice, shall cause this Agreement to be exchanged for the consideration that Warrantholder would have received if Warrantholder had chosen to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration. The provisions of this Section 8(a) shall similarly apply to successive Merger Events.

(b)      Reclassification of Shares. Except as set forth in Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification, exchange, subdivision or other change.

(c)      Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Preferred Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, and the number of shares of Preferred Stock issuable upon exercise of this Warrant shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased, and the number of shares of Preferred Stock issuable upon the exercise of this Warrant shall be proportionately decreased.

(d)      Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall:

(i)      pay a dividend with respect to the Preferred Stock payable in Preferred Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Preferred Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Preferred Stock outstanding immediately after such dividend or distribution; or

(ii)      make any other distribution with respect to Preferred Stock (or stock into which the Preferred Stock is convertible), except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise of this Warrant a proportionate share of any such distribution as though it were the holder of the Preferred Stock (or other stock for which the Preferred Stock is convertible) as of the record date fixed for the determination of the stockholders of the Company entitled to receive such distribution.

(e)      Antidilution Rights. Antidilution rights applicable to the Preferred Stock purchasable hereunder are as set forth in the Charter and shall be applicable with respect to the Preferred Stock issuable hereunder. The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter; provided, that no such amendment, modification or waiver shall impair or reduce the antidilution rights applicable to the Preferred Stock as of the date hereof unless such amendment, modification or waiver applies to all then-outstanding shares of Preferred Stock. For the avoidance of doubt, there shall be no duplicate anti-dilution adjustment pursuant to this Section 8(e), the forgoing Section 8(d) and the Charter.

(f)      “Pay to Play” Rights. In the event that any “pay to play” terms or conditions (i.e. terms or conditions that require a holder of the Preferred Stock to purchase securities in a future round of equity financing or else lose the benefit of anti-dilution protections or other rights applicable to shares of Preferred Stock or have such shares of Preferred Stock automatically convert into Common Stock or another class or series of capital stock) in the Charter are triggered in connection with any Equity Round (a “Trigger Event”), then, in each such event, the purchase rights under this Agreement shall automatically adjust to provide the Warrantholder, upon the later exercise hereof, with the same securities and/or rights that the Warrantholder would have received had the Warrantholder (x) exercised this Warrant prior to such Trigger Event, and (y) participated in the applicable equity financing in an amount sufficient to be deemed to have fully participated for purposes of such “pay to play” provision. For avoidance of doubt, the foregoing provisions of this Section 8(f) shall not apply to any shares of Preferred Stock issued upon exercise of this Warrant and outstanding on and as of the date of any such Trigger Event.

(g)      Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon outstanding shares of the Preferred Stock, whether in stock, cash, property or other securities; (ii) the Company shall offer for subscription pro rata to the holders of outstanding shares of the Preferred Stock any additional shares of stock of any class or series or other rights (other than pursuant to contractual pre-emptive rights); (iii) there shall be any Merger Event; (iv) there shall be an Initial Public Offering; (v) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (vi) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least fifteen (15) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, sale, lease, license or other transfer of all or substantially all assets, dissolution, liquidation or winding up, at least fifteen (15) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, the Company shall give the Warrantholder at least fifteen (15) days1 written notice prior to the filing of the registration statement in connection therewith.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given in the manner set forth in Section 12(f).

(h)      Timely Notice. Failure to timely provide such notice required by Section 8(g) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder.

SECTION	9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

The Company makes the following representations and warranties to the Warrantholder as of the Effective Date

(a)      Reservation of Preferred Stock. The Series F Preferred Stock issuable upon exercise of the Warrantholder’s rights has been duly and validly reserved and, when issued in accordance with the provisions of this Warrant, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Preferred Stock issuable pursuant to this Warrant may be subject to restrictions on transfer hereunder and under state and/or federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of Preferred Stock upon exercise of this Warrant shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Preferred Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b)      Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the grant to Warrantholder of the right to acquire the shares of Preferred Stock and the Common Stock into which such Preferred Stock may be converted, have been duly authorized by all necessary corporate action on the part of the Company. The execution and delivery of this Warrant by the Company: (i) do not violate the Charter or current bylaws; (ii) do not contravene any law or governmental rule, regulation or order applicable to it; and (iii) do not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Warrant constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

(c)      Consents and Approvals. Subject to the accuracy of the representations of the Warrantholder in Section 10, no consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d)      Issued Securities. All issued and outstanding shares of Common Stock, preferred stock and other securities of the Company have been duly authorized and validly issued, and all outstanding shares of capital stock of the Company are fully paid and non-assessable. All outstanding shares of Common Stock, preferred stock and any other securities were issued in compliance in all material respects with all federal and state securities laws. In addition, as of the date immediately preceding the date of this Warrant:

(i)      The authorized capital of the Company consists of (A) 60,000,000 shares of Common Stock, of which 4,449,990 shares are issued and outstanding, and (B) 50,776,054 shares of preferred stock of all series, of which (1) 13,332 shares have been designated as Series A-l Preferred Stock, of which all shares are issued and outstanding and each such share is convertible into approximately 0.25826 share of Common Stock; (2) 3,771,020 shares have been designated as Series B Preferred Stock, of which 3,624,650 shares are issued and outstanding and each such share is convertible into approximately 0.27626 share of Common Stock; (3) 2,560,245 shares have been designated as Series B-l Preferred Stock, of which all shares are issued and outstanding and each such share is convertible into approximately 0.27626 share of Common Stock; (4) 6,198,057 shares have been designated as Series C Preferred Stock, of which all shares are issued and outstanding and each such share is convertible into one (1) share of Common Stock; (5) 14,740,000 shares have been designated as Series D Preferred Stock, of which 14,565,000 shares are issued and outstanding and each such share is convertible into one (1) share of Common Stock; (6) 6,562,232 shares have been designated as Series E Preferred Stock, of which all shares are issued and outstanding and each such share is convertible into one (1) share of Common Stock; (7) 16,931,168 shares have been designated as Series F Preferred Stock, of which 16,880,624 shares are issued and outstanding and each such share is convertible into one (1) share of Common Stock.

(ii)      The Company has reserved 6,672,151 shares of Common Stock in the aggregate for issuance under its 2014 Stock Incentive Plan. Options to purchase 4,624,455 shares are outstanding under the Company’s 2004 Stock Incentive Plan and 2014 Stock Incentive Plan. No additional shares are issuable under the Company’s 2004 Stock Incentive Plan. The Company has outstanding warrants to purchase an aggregate of 146,370 shares of its Series B Preferred Stock, warrants to purchase an aggregate of 175,000 shares of its Series D Preferred Stock and warrants to purchase an aggregate of 16,476 shares of its Series F Preferred Stock. The Company also has one option outstanding to purchase 30,000 shares of its Common Stock which was issued outside the 2014 Stock Incentive Plan. Other than as described in these clauses (i) and (ii), there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company (except for the Warrantholder’s rights pursuant to Section 8 of the Loan Agreement and pursuant to this Warrant).

(e)      Other Commitments to Register Securities. Except as set forth in the Rights Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

(f)      Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Preferred Stock upon exercise of this Warrant, and the issuance of the Common Stock upon conversion of the Preferred Stock, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, and (ii) the qualification requirements of the applicable state securities laws.

(g)      Compliance with Rule 144. If the Warrantholder proposes to sell Preferred Stock issuable upon the exercise of this Warrant, or the Common Stock into which it is convertible, after the Initial Public Offering in compliance with Rule 144 promulgated by the SEC, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten (10) days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

(h)      Information Rights. During the term of this Warrant, Warrantholder shall be entitled to the information rights contain in Section 7.1 of the Loan Agreement, and Section 7.1 of the Loan Agreement is hereby incorporated into this Warrant by this reference as though fully set forth herein, provided, however, that the Company shall not be required to deliver a Compliance Certificate once all Indebtedness (as defined in the Loan Agreement) owed by the Company to Warrantholder has been repaid. The Company shall also supply to the Warrantholder from time to time upon its request such documentation as is reasonably necessary to permit the Warrantholder to evaluate whether to exercise (in cash or a net issuance basis) this Warrant, including without limitation, (i) any merger/purchase/asset sale agreement and related documents and estimated payout allocations to each of the respective shareholders, warrant and option holders in connection with a Merger Event, (ii) the most recent capitalization tables, (iii) such information and materials as are reasonably necessary to support any determination of fair market value of the Common Stock by the Company’s board of directors pursuant to Section 3(a)(iii)(x) above, and (iv) the most recent Charter.

SECTION	10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder, which representations and covenants are made on the Effective Date and upon each exercise of this Warrant (including any automatic exercise):

(a)      Investment Purpose. The right to acquire Preferred Stock, the Preferred Stock issuable upon exercise of the Warrantholder’s rights contained herein and the Common Stock issuable upon conversion of the Preferred Stock will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b)      Private Issue. The Warrantholder understands (i) that the Preferred Stock issuable upon exercise of this Warrant and the Common Stock issuable upon conversion of the Preferred Stock is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c)      Financial Risk. The Warrantholder has sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment in the Company. The Warrantholder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate.

(d)      Risk of No Registration. The Warrantholder understands that if the Company does not register shares of its capital stock with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the shares of its capital stock under the Act is not in effect when the Warrantholder desires to sell (i) this Warrant, (ii) the Preferred Stock issuable upon exercise of this Warrant or (iii) the Common Stock issuable upon conversion of the Preferred Stock issuable upon exercise of this Warrant, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) this Warrant or (B) Preferred Stock issued or issuable hereunder, or the Common Stock issuable upon conversion thereof, which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e)      Accredited Investor. Warrantholder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect under the Act.

(f)      Market “Stand-off’ Agreement. The Warrantholder agrees, if requested by the Company and the managing underwriter of the Initial Public Offering, (a) not to (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, this Warrant, the Preferred Stock or other shares of capital stock issuable upon exercise of this Warrant (or the conversion of any such shares), or any other securities of the Company or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of this Warrant, the Preferred Stock or other shares of capital stock issuable upon exercise of this Warrant (or the conversion of any such shares), or any other securities of the Company (excluding securities acquired in the Initial Public Offering or in the public market after the Initial Public Offering), whether any transaction described in clause (i) or (ii) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the date of the filing of the registration statement relating to the Initial Public Offering with the SEC and ending 180 days after the date of the final prospectus relating to the Initial Public Offering (plus up to an additional 34 days to the extent requested by the managing underwriters for such offering in order to address Rule 2711(f) of the National Association of Securities Dealers, Inc. or any similar successor provision) and (b) to execute any agreement reflecting clause (a) above as may be requested by the Company or the managing underwriters of the Initial Public Offering; provided, that all directors and officers of the Company, and all holders of one percent (1%) or more of the Company’s Common Stock (calculated on a fully-diluted, as-exercised, as-converted basis) enter into similar agreements with the Company and/or managing underwriter; provided, further, that if the Company or managing underwriter releases any such director, officer or stockholder from his or its obligations under such agreement prior to the expiration thereof, the Warrantholder shall thereupon automatically be released from its obligations under this Section 10(f) and its agreement with the Company and/or managing underwriter to the same extent. In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to such securities until the end of such lock-up period and may cause such securities to bear a legend setting forth such restriction until the end of such lock-up period. The underwriters for the Initial Public Offering are intended third party beneficiaries of this Section 10(f) and shall have the right, power and authority to enforce the provisions hereof as though they were parties hereto.

SECTION	11. TRANSFERS.

Subject to compliance with applicable federal and state securities laws and with the provisions of this Section 11, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that the holder hereof, when this Warrant shall have been properly endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant. The transfer of this Warrant shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes. Neither this Warrant nor the shares of capital stock issuable upon exercise of this Warrant shall be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act; provided, that the Company shall not require a legal opinion in connection with any transfer by Warrantholder of this Warrant and/or any shares of Preferred Stock issued upon exercise hereof to an Affiliate of Warrantholder, provided that such transferee (i) is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect, and (ii) agrees in writing with the Company to be bound by all of the obligations of the Warrantholder hereunder; provided, further, that following the consummation of the Initial Public Offering, the Company at its sole expense shall cause its legal counsel to provide any such opinion required or requested by the Company or its transfer agent. At all times prior to the Initial Public Offering, the Warrantholder shall not, without the prior written consent of the Company, (x) transfer this Warrant or any shares of Preferred Stock issued upon any exercise hereof to a person or entity that directly competes with the Company, except in connection with a Merger Event where the acquiring or surviving person or entity is such a direct competitor, and (y) transfer this Warrant to any non-Affiliate except in whole. As used herein, an “Affiliate” of the Warrantholder means any person or entity directly or indirectly controlling, controlled by or under common control with the Warrantholder. Each certificate representing shares of capital stock issuable upon exercise of this Warrant shall bear a legend substantially in the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or, subject to Section 11 of that certain Warrant Agreement dated July ___, 2016 between the Company and Hercules Capital, Inc., an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

SECTION	12. MISCELLANEOUS.

(a)      Effective Date. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

(b)      Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where the non-defaulting party will not have an adequate remedy at law and where damages will not be readily ascertainable. Each party expressly agrees that it shall not oppose an application by the other party or any other person entitled to the benefit of this Warrant requiring specific performance of any or all provisions hereof or enjoining the other party from continuing to commit any such breach of this Warrant.

(c)      No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d)      Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant. For the purposes of this Section 12(d), reasonable attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(e)      Severability. In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(f)      Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Warrant or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Bryan Jadot

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

If to the Company:

TransMedics, Inc.

Attention: Chief Financial Officer

200 Minuteman Road Suite 302

Andover, MA 01810

Facsimile: 978-685-9562

Telephone: 978-552-0925

With a copy to:

WilmerHale

60 State Street

Boston, MA 02109

Attn : Rosemary G. Reilly, Esq.

Facsimile: 617-526-5000

Telephone: 617-526-6000

or to such other address as each party may designate for itself by like notice.

(g)      Entire Agreement; Amendments. This Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof (including Lender’s proposal letter dated July 24, 2015). None of the terms of this Warrant may be amended except by an instrument executed by each of the parties hereto.

(h)      Headings. The various headings in this Warrant are inserted for convenience only and shall not affect the meaning or interpretation of this Warrant or any provisions hereof.

(i)      Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Warrant and, specifically, the provisions of Sections 12(m), 12(n), 12(o), 12(p) and 12(q).

(j)      No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Warrant. In the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Warrant.

(k)      No Waiver. No omission or delay by either party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the other party at any time designated, shall be a waiver of any such right or remedy to which such party is entitled, nor shall it in any way affect the right of such party to enforce such provisions thereafter.

(l)      Survival. All agreements, representations and warranties contained in this Warrant or in any document delivered pursuant hereto shall be for the benefit of Warrantholder or the Company, as the case may be, and shall survive the execution and delivery of this Warrant and the expiration or other termination of this Warrant.

(m)      Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, (i) to the extent applicable, the Delaware General Corporation Law, and (ii) otherwise, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(n)      Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant shall be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Warrant, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Warrant. Service of process on any party hereto in any action arising out of or relating to this Warrant shall be effective if given in accordance with the requirements for notice set forth in Section 12(f), and shall be deemed effective and received as set forth in Section 12(f). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(o)      Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve Persons other than the Company and the Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Warrant.

(p)      Arbitration. If the Mutual Waiver of Jury Trial set forth in Section 12(o) is ineffective or unenforceable, the parties agree that all Claims shall be submitted to binding arbitration in accordance with the commercial arbitration rules of JAMS (the “Rules”), such arbitration to occur before one arbitrator, which arbitrator shall be a retired California state judge or a retired Federal court judge. Such proceeding shall be conducted in San Francisco County, California, with California rules of evidence and discovery applicable to such arbitration. The decision of the arbitrator shall be binding on the parties, and shall be final and non-appealable to the maximum extent permitted by law. Any judgement rendered by the arbitrator may be entered in a court of competent jurisdiction and enforced by the prevailing party as a final judgment of such court.

(q)      Pre-arbitration Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(n), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by binding arbitration.

(r)      Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(s)      Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party by reason of the other party’s failure to perform any of its respective obligations under this Warrant and agree that the terms of this Warrant shall be specifically enforceable by each party. If a party hereto institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date

COMPANY: TRANSMEDICS, INC.

By:	/s/ Waleed Hassanein

Name:	Waleed Hassanein

Title:	CEO & President and Secretary

WARRANTHOLDER: HERCULES CAPITAL, INC.

By:	/s/ Jennifer Choe

Name:	Jennifer Choe

Title:	Assistant General Counsel

EXHIBIT I

NOTICE OF EXERCISE

To: [______________________________]

(1)

The undersigned Warrantholder hereby elects to purchase [____] shares Of the Series [__] Preferred Stock of [______________________], pursuant to the terms of the Agreement dated the [____] day of [_________, ____] (the “Agreement”) between [______________________] and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	Please issue a certificate or certificates representing said shares of Series [__] Preferred Stock in the name of the undersigned or in such other name as is specified below.

(Name)
(Address)

WARRANTHOLDER:	HERCULES CAPITAL, INC.

By:

Title:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned [___________________________], hereby acknowledge receipt of the “Notice of Exercise” from Hercules Capital, Inc., to purchase [___] shares of the Series [_____] Preferred Stock of [________________], pursuant to the terms of the Agreement, and further acknowledges that [_______] shares remain subject to purchase under the terms of the Agreement.

COMPANY: [________________]

By: _________________________

Title: _________________________

Date: _________________________

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is ________________________________________________________________________________________

Dated: ______________________________________

Holder’s Signature: ____________________________

Holder’s Address: ______________________________

                                         _____________________________________________

Signature Guaranteed: __________________________

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.